Exhibit 99.1

UNIVERSAL CORPORATION

Restricted Stock Award Agreement

THIS RESTRICTED STOCK AWARD AGREEMENT, dated as of this 24th day of May, 2005, between Universal Corporation, a Virginia corporation (“the Company”) and                      (the “Participant”), is made pursuant and subject to the provisions of the Company’s 2002 Executive Stock Plan, as amended, and any future amendments thereto (the “Plan”). The Plan, as it may be amended from time to time, is incorporated herein by reference. All terms used herein that are defined in the Plan shall have the same meanings given them in the Plan.

1. Award of Restricted Stock. Pursuant to the Plan, the Company on May 24, 2005 (the “Award Date”) granted to Participant                      shares of Common Stock of the Company (the “Restricted Stock”). Subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth.

2. Terms and Conditions. The award of Restricted Stock hereunder is subject to the following terms and conditions:

(a) Vesting. Except as provided in paragraph 3, this award of Restricted Stock shall become transferable and nonforfeitable (“Vested”) on the later of (i) fifth anniversary of the Award Date or (ii) the date the Participant is no longer a “covered employee” (within the meaning of Code section 162(m).

(b) Custody of Certificates. The stock certificates evidencing the Restricted Stock shall be registered on the Company’s books in the name of the Participant as of Award Date. Custody of stock certificates evidencing the Restricted Stock shall be retained by the Company so long as the Restricted Stock is not Vested. The Company shall deliver to Participant the stock certificates evidencing the Common Stock as soon as practicable after the Restricted Stock becomes Vested.

(c) Stock Power. Participant shall deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Stock. The Company shall use the stock power to cancel any shares of Restricted Stock that do not become Vested. The Company shall return the stock power to Participant with respect to any shares of Restricted Stock that become Vested.

(d) Shareholder Rights. Participant shall, subject to the restrictions of the Plan, have all rights of a shareholder with respect to the shares of Restricted Stock awarded hereunder, including the right to receive dividends, warrants and rights and to vote the shares; provided, however, that (i) Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock and (ii) dividends shall accumulate and be paid in additional shares of Common Stock which shall be issued to the Participant when the Restricted Shares become vested. The number of additional shares of Common Stock to be paid to the Participant for dividends shall be determined on each date a dividend would have otherwise been paid on the Restricted Shares based on the Fair Market Value of a share of Common Stock on such date. Prior to being issued, shares of Common Stock accumulated for dividends shall be treated as shares of Phantom Stock under the Plan.

(e) Legend. The Company reserves the right to place a legend on each stock certificate, restricting the transferability of such certificate and referring to the terms and conditions (including forfeiture) provided in this Agreement.

(f) Tax Withholding. The Company has the right to withhold from any award of Restricted Stock the amount of taxes required to be withheld or otherwise deducted and paid with respect to such award. The Company may withhold from any cash amounts due (or to become due) from the Company to the Participant or to withhold sufficient shares of Restricted Stock having a Fair Market Value not less than the amount of such taxes.

3. Death, Disability or Retirement. The shares of Restricted Stock not yet Vested shall become Vested in the event that Participant dies, becomes Disabled while employed by the Company or an Affiliate or Retires.

4. Forfeiture. All shares of Restricted Stock that are not then Vested shall be forfeited if Participant’s employment with the Company or an Affiliate terminates except by reason of Participant’s death, Retirement or Disability.

5. Retirement. Retirement means, for purposes of this Agreement, early, normal or late retirement under the terms of a qualified defined benefit retirement plan maintained by the Company or an Affiliate and in which the Participant is a member or for any reason approved by the Committee in its absolute discretion.

6. Change of Control. Notwithstanding any other provision of this Agreement to the contrary, all shares of Restricted Stock not previously forfeited shall become Vested on a Change of Control Date.

7. Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share, such fraction shall be disregarded.

8. No Right to Continued Employment. This Agreement does not confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia.

10. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

11. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12. Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

UNIVERSAL CORPORATION

By:

PARTICIPANT

Name

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